Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

July 31, 2012

FOR ADDITIONAL INFORMATION

Media Mike Banas Communications Manager (219) 647-5581 mbanas@nisource.com	Investors Randy Hulen Managing Director, Investor Relations (219) 647-5688 rghulen@nisource.com

NiSource Reports Second Quarter 2012 Earnings

•	Progress on midstream and pipeline growth projects

•	Growth from infrastructure modernization and regulatory initiatives

•	Strong financial foundation to fund ongoing capital investments

•	Results squarely in line with 2012 earnings guidance

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $66.6 million, or $0.23 cents per share for the three months ended June 30, 2012, compared to $46.9 million, or $0.17 cents per share for the second quarter of 2011. Operating earnings for the quarter (non-GAAP) were $202.1 million compared to $164.4 million for the same period in 2011.

On a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2012, of $70.5 million, or $0.25 cents per share, compared with $40.8 million, or $0.14 cents per share in the same period a year ago. Operating income was $208.6 million for the second quarter of 2012, compared with $165.5 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

“Across each of our three business units, NiSource continues to deliver on a robust combination of infrastructure modernization, growth and regulatory initiatives that together deliver significant benefits for our customers and solid value for our shareholders,” President and Chief Executive Officer Robert C. Skaggs, Jr. said. “We continue to see strong performance from NiSource’s gas distribution unit, our Indiana electric business, as well as our gas transmission, storage and midstream business, which is demonstrating NiSource’s significant near- and long-term growth potential in the Utica and Marcellus Shale regions.”

Customer-focused pipeline projects; leveraging minerals and midstream position

NiSource Gas Transmission & Storage (NGT&S) continues to develop and execute infrastructure investment opportunities in existing and new markets, including midstream projects to serve the increased natural gas production in the Utica and Marcellus Shale regions.

•

As announced earlier this month, NiSource Midstream & Minerals Group entered into a joint venture with affiliates of Hilcorp Energy Company to construct new gathering pipelines and natural gas liquids processing facilities to support hydrocarbon production in the Utica Shale region of northeast Ohio and western Pennsylvania. The venture, Pennant Midstream, will invest approximately $300 million in its first phase to provide gathering capacity of about 400 million cubic feet per day and processing capacity of approximately 200 million cubic feet per day. The project is expected to be in service starting in the second half of 2013, with significant planned expansion based on producer activity in the area.

•

NiSource Midstream & Minerals Group also announced a separate joint arrangement with Hilcorp to develop the hydrocarbon potential on a significant combined acreage position in the Utica/Point Pleasant Shale formation. NiSource’s acreage contribution in this upstream arrangement provides for a self-funding, non-operating working production interest, as well as royalties, in the total acreage position.

•

NiSource also remains on track to begin construction in August of the 70-mile, $150 million Big Pine Gathering System in western Pennsylvania, which is anchored by a long-term gathering agreement with XTO Energy Inc. With an initial capacity of approximately 425 million cubic feet per day, the project is expected to be in service in December.

•

Columbia Gas Transmission and Columbia Gulf Transmission are moving forward with plans to upgrade and modify facilities to support the West Side Expansion project. In response to the changing supply and demand markets, the approximately $200 million project will reverse the flow of gas on part of the system to transport approximately 500,000 dekatherms per day of Marcellus production originating in southwest Pennsylvania and north-central West Virginia to Gulf Coast markets. Service is scheduled to begin in late 2014.

•

During the first half of 2012, NGT&S placed into service three separate Marcellus Shale-related growth projects at an investment of approximately $35 million and adding nearly 350,000 dekatherms per day of capacity.

•

Columbia Gas Transmission also continues to advance plans for a long-term infrastructure modernization and enhancement program. Similar to the modernization programs in place at NiSource’s gas utilities, this effort will enhance the reliability and flexibility of the company’s core pipeline system, ensuring continued safe and reliable service while positioning the company to meet anticipated regulatory requirements. The plan is estimated to involve an investment of about $4 billion over a 10- to 15-year period.

“Our gas transmission and storage team continues to advance a broad array of initiatives to enhance customer service, assure continued system reliability, and leverage our unparalleled strategic position in shale production regions,” Skaggs said. “Across the board, the team is engaging customers and stakeholders in developing and executing on a deep and diverse portfolio of infrastructure investment opportunities in order to enhance the long-term value of our assets for our customers and shareholders.”

Delivering strong performance, continued environmental investments in Indiana

Northern Indiana Public Service Company (NIPSCO) continued to deliver strong operational and financial performance, while executing on significant environmental investments.

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NIPSCO’s performance during the second quarter remained strong, benefitting from ongoing customer service, reliability and regulatory initiatives. In the midst of sustained record high temperatures and severe summer storms, NIPSCO’s operations, including its generation fleet and transmission infrastructure, have continued to perform well and in line with expectations. The company reached an all-time peak load record on June 28, 2012, of roughly 3,710 megawatts.

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NIPSCO also remains on track with significant environmental investments at its electric generation facilities, including a $500 million investment in new flue gas desulfurization equipment on two units at the company’s Schahfer generating station. The improvements are part of a nearly $850 million environmental investment program at NIPSCO through 2018.

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Complementing a variety of other renewable energy, customer-focused programs currently offered in Indiana, NIPSCO has requested approval of a Green Power Rate pilot program from the Indiana Utility Regulatory Commission. The program would allow customers to designate a portion or all of their monthly electric usage to be attributable to power generated by renewable energy sources, including wind, solar, geothermal, biomass and hydroelectric power.

“Our NIPSCO team is celebrating the company’s 100th anniversary this year by executing on a truly historic level of environmental investment, customer focus, and community and economic development,” Skaggs said. “These combined efforts provide NIPSCO with an outstanding foundation for providing long-term sustainable growth and enhanced service to our customers.”

Modernizing natural gas distribution infrastructure and services

NiSource Gas Distribution (NGD) continues to deliver strong results from its strategy of aligning long-term infrastructure replacement and enhancement programs with a variety of complementary customer programs and rate-design initiatives.

•

Infrastructure projects across much of the NGD territory, combined with customer programs and regulatory treatment, continue to generate sustainable earnings growth. These initiatives contributed approximately $20 million in additional revenue during the first half of the year compared to the same period last year.

•

Columbia Gas of Massachusetts (CMA) remains on schedule with a base rate case before the Massachusetts Department of Public Utilities. The case is designed to support the company’s infrastructure modernization and replacement plans with timely investment recovery. A decision is expected in late October 2012. To support its own modernization programs and timely investment recovery, Columbia Gas of Pennsylvania plans to file a rate case late in the third quarter of 2012.

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In Virginia, Columbia Gas of Virginia played a key role in advancing the Natural Gas Infrastructure Expansion for Economic Development – or NEED – legislation, effective July 1, which also allows gas utilities to defer costs associated with infrastructure expansion for recovery through future rate cases.

Increasing shareholder value, supporting growing capital investment program

On May 15, NiSource announced that it has increased its quarterly dividend by 4.3 percent, resulting in an increase in the annualized Common Stock dividend from $0.92 to $0.96 per share.

NiSource also took a number of actions during the second quarter to lower borrowing costs and support its robust capital investment program, including extending the company’s $1.5 billion revolving credit agreement through 2017, completing a $250 million three-year bank term loan and issuing $750 million in long-term debt at historically attractive rates. NiSource also remains on track to draw on its 2010 $400 million forward equity sale during the third quarter.

“Taken together, these actions are a testament to NiSource’s disciplined financial approach and our commitment to creating long-term, sustainable shareholder value,” Skaggs said. “We continue to believe NiSource has a compelling plan and the resources and capabilities to deliver on our core financial commitments, including stable investment grade credit ratings, sustainable earnings growth, and an attractive, secure and growing dividend.”

2012 earnings guidance affirmed

Skaggs noted that NiSource remains on track to deliver net operating earnings in line with its full-year outlook for 2012, which is $1.40 to $1.50 per share (non-GAAP*).

Second Quarter 2012 Operating Earnings — Segment Results (non-GAAP)

NiSource’s consolidated operating earnings (non-GAAP) for the quarter ended June 30, 2012, were $202.1 million, compared to $164.4 million in the second quarter of 2011. Refer to Schedule 2 for the items included in 2012 and 2011 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource’s business segments for the quarter ended June 30, 2012, are discussed below.

Gas Distribution Operations reported operating earnings for the current quarter of $54.6 million compared to $48.9 million in the second quarter of 2011. Net revenues, excluding the impact of trackers, increased by $8.0 million primarily attributable to increases in regulatory and service programs, including the implementation of new rates under Columbia Gas of Ohio’s approved infrastructure replacement program and the impact of the rate case at Columbia Gas of Pennsylvania.

Operating expenses, excluding the impact of trackers, were $2.3 million higher than the comparable 2011 period as a result of an increase in depreciation costs due to an increase in capital expenditures and higher outside service costs.

Gas Transmission and Storage Operations reported operating earnings for the current quarter of $91.6 million compared to $84.6 million in the second quarter of 2011. Net revenues, excluding the impact of trackers, increased by $1.2 million, primarily attributable to higher demand margin revenue as a result of growth projects partially offset by a settlement in the second quarter of 2011 and lower condensate revenues.

Operating expenses, excluding the impact of trackers, increased $0.4 million from the comparable 2011 period due to an increase in outside service costs and the write off of a growth project partially offset by decreased employee and administrative service costs, primarily pension.

Equity earnings increased $6.2 million primarily from increased earnings at Millennium Pipeline due to increased demand and commodity revenues.

Electric Operations reported operating earnings for the current quarter of $59.8 million compared to $37.8 million in the second quarter of 2011. Net revenues, excluding the impact of trackers, increased by $29.6 million primarily due to increased industrial, commercial and residential margins mainly as a result of the implementation of the 2010 electric rate case. Additionally, there were lower revenue credits in the current period as the electric rate case discontinued these credits. Net revenues also increased as a result of off-system sales and the implementation of a Regional Transmission Organization recovery mechanism. These increases were partially offset by a decrease in environmental cost recovery due to the plant investment eligible for recovery being reset to zero as a result of the electric rate case.

Operating expenses increased by $7.6 million, excluding the impact of trackers, primarily attributable to increased depreciation costs due to previously deferred depreciation associated with the Sugar Creek facility being recognized as a result of the electric rate case. Additionally, there was an increase in MISO fees. These increases were partially offset by a decrease in electric generation costs.

Corporate and Other Operations reported an operating earnings loss of $3.9 million for the current quarter compared to a loss of $6.9 million in the second quarter of 2011.

Other Items

Interest expense increased by $8.8 million due to the issuance of long-term debt in June 2012, November 2011 and June 2011 and the expiration of deferred interest costs related to Sugar Creek as a result of the electric rate case. These increases were partially offset by the repurchase of long-term debt in December 2011 and lower short-term borrowings and rates.

Other-net income of $2.8 million was recorded in 2012 compared to $0.6 million in 2011.

The effective tax rate of net operating earnings was 34.5 percent compared to 33.6 percent for the same period last year.

Six Month Period 2012 Operating Earnings – Segment Results (non-GAAP)

NiSource’s consolidated operating earnings (non-GAAP) for the six months ended June 30, 2012, were $637.5 million, compared to $566.5 million for the same period in 2011. Refer to Schedule 2 for the items included in 2012 and 2011 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource’s business segments for the six months ended June 30, 2012, are discussed below.

Gas Distribution Operations reported operating earnings of $301.1 million compared to $285.9 million reported for the first six months of 2011. Net revenues, excluding the impact of trackers, increased by $19.2 million primarily attributable to increases in regulatory and service programs, including the impact of the implementation of new rates under Columbia Gas of Ohio’s approved infrastructure replacement program and the impact of the rate case at Columbia Gas of Pennsylvania.

Operating expenses, excluding the impact of trackers, were $4.0 million higher than the comparable period in the prior year primarily due to an increase in depreciation costs as a result of higher capital expenditures partially offset by a decrease in employee and administrative costs.

Gas Transmission and Storage Operations reported operating earnings of $230.2 million versus operating earnings of $203.0 million in the first six months of 2011. Net revenues, excluding the impact of trackers, increased $17.7 million primarily attributable to an increase in demand margin revenue as a result of growth projects, the impact of new Columbia Gulf rates and increased revenue from shorter term transportation services. These increases were partially offset by decreased condensate revenues and a settlement in the second quarter of 2011.

Operating expenses, excluding the impact of trackers, increased $1.4 million primarily due to Midstream expenses and increased other taxes partially offset by decreased employee and administrative costs, primarily pension.

Equity earnings increased by $10.9 million primarily from increased earnings at Millennium Pipeline due to increased demand and commodity revenues.

Electric Operations reported operating earnings of $108.3 million for the first six months of 2012, compared with operating earnings of $87.1 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $58.9 million primarily due to increased industrial, commercial and residential margins mainly as a result of the implementation of the 2010 electric rate case. Additionally, there were lower revenue credits in the current period as the implementation of the electric rate case discontinued these credits. Net revenues also increased as a result of the implementation of a Regional Transmission Organization recovery mechanism and off system sales. These increases were partially offset by a decrease in environmental cost recovery due to the plant investment eligible for recovery being reset to zero as a result of the electric rate case.

Operating expenses, excluding the impact of trackers, increased by $37.7 million due primarily to increased depreciation costs due to previously deferred depreciation associated with the Sugar Creek facility being recognized as a result of the electric rate case. Additionally, there was an increase in MISO fees and employee and administration costs. These increases were partially offset by a decrease in electric generation costs.

Corporate and Other Operations reported an operating earnings loss of $2.1 million in the first six months of 2012, compared to an operating earnings loss of $9.5 million in the first six months of 2011. The reduced loss is primarily attributable to unrealized gains on increases in cash surrender value of corporate owned life insurance investments.

Other Items

Interest expense increased by $22.3 million due to the issuance of long-term debt in June 2012, November 2011 and June 2011 and the expiration of deferred interest costs related to Sugar Creek as a result of the electric rate case. These increases were partially offset by the repurchase of long-term debt in December 2011 and lower short-term borrowings and rates.

The effective tax rate of net operating earnings was 35.3 percent compared to 34.4 percent for the same period last year.

Income from Continuing Operations (GAAP)

As noted above, on a GAAP basis, NiSource reported income from continuing operations for the three months ended June 30, 2012, of $70.5 million, or $0.25 per share, compared with $40.8 million, or $0.14 per share for the comparable period in 2011. Operating income was $208.6 million for the second quarter of 2012, compared with $165.5 million in the year-ago period.

On a GAAP basis, NiSource reported income from continuing operations for the six months ended June 30, 2012, of $264.0 million, or $0.93 per share, compared with $249.9 million, or $0.89 per share last year. Operating income was $608.0 million for the first six months of 2012 versus $571.9 million in the year-ago period.

The NiSource GAAP results reflect certain non-material corrections to its consolidated financial statements for the three and six months ended June 30, 2011. The effect of these non-material corrections was an increase in income from continuing operations of $1.3 million or $0.00 per share for the three months ended June 30, 2011 and $5.6 million or $0.02 per share for the six months ended June 30, 2011.

Refer to Schedule 1 for a complete list of the items included in 2012 and 2011 GAAP income from Continuing Operations but excluded from net operating earnings.

*	There will likely be differences between net operating earnings and GAAP earnings, but due to the unpredictability of weather and other factors, NiSource does not provide GAAP earnings guidance.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s restructured outsourcing agreement; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the “Risk Factors” Section in NiSource’s 2011 Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.

Consolidated Net Operating Earnings (Non-GAAP)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Net Revenues
Gas Distribution	$290.2	$502.7	$1,198.5	$1,870.3
Gas Transportation and Storage	356.3	307.3	765.4	710.3
Electric	366.4	346.6	724.4	691.8
Other	25.2	24.4	50.0	48.2

Gross Revenues	1,038.1	1,181.0	2,738.3	3,320.6
Cost of Sales (excluding depreciation and amortization)	236.4	417.7	869.4	1,503.5

Total Net Revenues	801.7	763.3	1,868.9	1,817.1

Operating Expenses
Operation and maintenance	356.4	364.3	711.4	706.7
Operation and maintenance - trackers	37.1	34.9	88.9	120.3
Depreciation and amortization	144.7	131.0	287.9	261.9
Depreciation and amortization - trackers	3.3	3.5	6.2	6.9
Other taxes	50.4	51.3	111.1	108.4
Other taxes - trackers	16.2	16.2	42.1	51.7

Total Operating Expenses	608.1	601.2	1,247.6	1,255.9

Equity Earnings in Unconsolidated Affiliates	8.5	2.3	16.2	5.3

Operating Earnings	202.1	164.4	637.5	566.5

Other Income (Deductions)
Interest expense, net	(103.2)	(94.4)	(206.5)	(184.2)
Other, net	2.8	0.6	3.8	3.9

Total Other Deductions	(100.4)	(93.8)	(202.7)	(180.3)

Operating Earnings From Continuing Operations
Before Income Taxes	101.7	70.6	434.8	386.2
Income Taxes	35.1	23.7	153.7	132.7

Net Operating Earnings from Continuing Operations	66.6	46.9	281.1	253.5

GAAP Adjustment	3.9	(6.1)	(17.1)	(3.6)

GAAP Income from Continuing Operations	$70.5	$40.8	$264.0	$249.9

Basic Net Operating Earnings Per Share from Continuing Operations	$0.23	$0.17	$0.99	$0.91

GAAP Basic Earnings Per Share from Continuing Operations	$0.25	$0.14	$0.93	$0.89

Basic Average Common Shares Outstanding	284.4	280.2	283.6	279.8

NiSource Inc.

Segment Operating Earnings (Non-GAAP)

Gas Distribution Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2012	2011	2012	2011
Net Revenues
Sales Revenues	$459.9	$632.2	$1,563.8	$2,213.3
Less: Cost of gas sold	141.9	316.9	697.5	1,314.8

Net Revenues	318.0	315.3	866.3	898.5

Operating Expenses
Operation and maintenance	169.0	170.5	340.9	344.0
Operation and maintenance - trackers	11.4	16.7	43.7	85.5
Depreciation and amortization	48.0	43.6	94.7	86.6
Other taxes	18.8	19.4	43.8	44.8
Other taxes - trackers	16.2	16.2	42.1	51.7

Total Operating Expenses	263.4	266.4	565.2	612.6

Operating Earnings	$54.6	$48.9	$301.1	$285.9

GAAP Adjustment	(7.7)	(2.3)	(42.2)	2.2

GAAP Operating Income	$46.9	$46.6	$258.9	$288.1

Gas Transmission and Storage Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2012	2011	2012	2011
Net Revenues
Transportation revenues	$179.5	$174.7	$397.6	$374.4
Storage revenues	48.7	49.4	98.0	99.9
Other revenues	12.8	9.4	20.7	14.6

Total Operating Revenues	241.0	233.5	516.3	488.9
Less: Cost of Sales	0.1	—	0.9	—

Net Operating Revenues	240.9	233.5	515.4	488.9

Operating Expenses
Operation and maintenance	89.6	88.2	167.7	168.7
Operation and maintenance - trackers	21.3	15.1	38.0	29.2
Depreciation and amortization	33.0	32.8	65.9	65.5
Other taxes	13.9	15.1	29.8	27.8

Total Operating Expenses	157.8	151.2	301.4	291.2

Equity Earnings in Unconsolidated Affiliates	8.5	2.3	16.2	5.3

Operating Earnings	$91.6	$84.6	$230.2	$203.0

GAAP Adjustment	(0.1)	—	(0.1)	—

GAAP Operating Income	$91.5	$84.6	$230.1	$203.0

NiSource Inc.

Segment Operating Earnings (Non-GAAP)

	Three Months		Six Months
Electric Operations	Ended June 30,		Ended June 30,
(in millions)	2012	2011	2012	2011
Net Revenues
Sales revenues	$368.2	$348.6	$728.3	$695.6
Less: Cost of sales	125.6	136.7	242.8	269.9

Net Revenues	242.6	211.9	485.5	425.7

Operating Expenses
Operation and maintenance	102.1	104.5	216.6	195.8
Operation and maintenance - trackers	4.4	3.1	7.2	5.6
Depreciation and amortization	58.3	49.9	116.3	100.9
Depreciation and amortization - trackers	3.3	3.5	6.2	6.9
Other taxes	14.7	13.1	30.9	29.4

Total Operating Expenses	182.8	174.1	377.2	338.6

Operating Earnings	$59.8	$37.8	$108.3	$87.1

GAAP Adjustment	10.6	2.5	8.3	3.8

GAAP Operating Income	$70.4	$40.3	$116.6	$90.9

	Three Months		Six Months
Corporate and Other Operations	Ended June 30,		Ended June 30,
(in millions)	2012	2011	2012	2011
Operating Earnings (Loss)	$(3.9)	$(6.9)	$(2.1)	$(9.5)

GAAP Adjustment	3.7	0.9	4.5	(0.6)

GAAP Operating Income (Loss)	$(0.2)	$(6.0)	$2.4	$(10.1)

NiSource Inc.

Segment Volumes and Statistical Data

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Distribution Operations	2012	2011	2012	2011
Sales and Transportation (MMDth)
Residential	28.3	33.6	131.2	168.1
Commercial	25.2	26.7	86.4	104.3
Industrial	114.1	100.8	245.4	219.7
Off System	17.2	20.4	30.7	37.9
Other	0.1	0.2	0.2	0.5

Total	184.9	181.7	493.9	530.5

Weather Adjustment	7.7	2.3	53.1	(5.0)

Sales and Transportation Volumes—Excluding Weather	192.6	184.0	547.0	525.5

Heating Degree Days	474	566	2,736	3,580
Normal Heating Degree Days	608	608	3,539	3,508
% (Warmer) Colder than Normal	(22%)	(7%)	(23%)	2%

Customers
Residential			3,018,123	3,005,423
Commercial			276,787	277,508
Industrial			7,732	7,648
Other			21	64

Total			3,302,663	3,290,643

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Gas Transmission and Storage Operations	2012	2011	2012	2011
Throughput (MMDth)
Columbia Transmission	210.4	204.9	589.8	631.5
Columbia Gulf	236.4	263.1	463.9	507.1
Crossroads Gas Pipeline	4.1	5.6	8.4	10.7
Intrasegment eliminations	(122.8)	(147.7)	(228.5)	(300.3)

Total	328.1	325.9	833.6	849.0

NiSource Inc.

Segment Volumes and Statistical Data

	Three Months		Six Months
	Ended June 30,		Ended June 30,
Electric Operations	2012	2011	2012	2011
Sales (Gigawatt Hours)
Residential	861.2	784.4	1,642.4	1,640.2
Commercial	976.4	946.6	1,884.2	1,871.5
Industrial	2,332.0	2,325.7	4,717.0	4,768.1
Wholesale	56.0	200.2	75.1	267.3
Other	25.9	37.1	58.4	81.6

Total	4,251.5	4,294.0	8,377.1	8,628.7

Weather Adjustment	(155.1)	(33.5)	(73.3)	(51.0)

Sales Volumes—Excluding Weather impacts	4,096.4	4,260.5	8,303.8	8,577.7

Cooling Degree Days	377	258	377	258
Normal Cooling Degree Days	230	230	230	230
% Warmer than Normal	64%	12%	64%	12%
Electric Customers
Residential			400,230	399,473
Commercial			53,946	53,861
Industrial			2,442	2,425
Wholesale			17	15
Other			716	737

Total			457,351	456,511

NiSource Inc.

Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Net Operating Earnings from Continuing Operations (Non-GAAP)	$66.6	$46.9	$281.1	$253.5

Items excluded from operating earnings:
Net Revenues:
Weather—compared to normal	2.9	0.2	(37.0)	6.0
Unregulated natural gas marketing business	3.0	2.3	3.9	3.4

Operating Expenses:
NOV accrual reversal	—	—	3.1	—
Unregulated natural gas marketing business	(0.8)	(1.4)	(2.8)	(3.4)
Gain/Loss on sale of assets and asset impairments	1.4	—	3.3	(0.6)

Total items excluded from operating earnings	6.5	1.1	(29.5)	5.4

Other Income (Deductions):
Investment impairment	—	—	(0.7)	—

Tax effect of above items	(2.6)	(0.4)	13.1	(2.2)

Other income tax adjustments—Indiana House Bill 1004	—	(6.8)	—	(6.8)

Total items excluded from net operating earnings	3.9	(6.1)	(17.1)	(3.6)

Reported Income from Continuing Operations—GAAP	$70.5	$40.8	$264.0	$249.9

Basic Average Common Shares Outstanding	284.4	280.2	283.6	279.8

Basic Net Operating Earnings Per Share from Continuing Operations	$0.23	$0.17	$0.99	$0.91

Items excluded from net operating earnings (after-tax)	0.02	(0.03)	(0.06)	(0.02)

GAAP Basic Earnings Per Share from Continuing Operations	$0.25	$0.14	$0.93	$0.89

NiSource Inc.

Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP

For Quarter ended June 30,

2012 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$54.6	$91.6	$59.8	$(3.9)	$202.1

Net Revenues:
Weather (compared to normal)	(7.7)	—	10.6	—	2.9
Unregulated natural gas marketing business	—	—	—	3.0	3.0

Total Impact—Net Revenues	(7.7)	—	10.6	3.0	5.9

Operating Expenses
Unregulated natural gas marketing business	—	—	—	(0.8)	(0.8)
Loss (Gain) on sale of assets and asset impairments	—	(0.1)	—	1.5	1.4

Total Impact—Operating Expenses	—	(0.1)	—	0.7	0.6

Total Impact—Operating (Loss) Income	$(7.7)	$(0.1)	$10.6	$3.7	$6.5

Operating Income (Loss)—GAAP	$46.9	$91.5	$70.4	$(0.2)	$208.6

2011 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate	Total
Operating Earnings (Loss)	$48.9	$84.6	$37.8	$(6.9)	$164.4

Net Revenues:
Weather (compared to normal)	(2.3)	—	2.5	—	0.2
Unregulated natural gas marketing business	—	—	—	2.3	2.3

Total Impact—Net Revenues	(2.3)	—	2.5	2.3	2.5

Operating Expenses
Unregulated natural gas marketing business	—	—	—	(1.4)	(1.4)

Total Impact—Operating Expenses	—	—	—	(1.4)	(1.4)

Total Impact—Operating Income (Loss)	$(2.3)	$—	$2.5	$0.9	$1.1

Operating Income (Loss)—GAAP	$46.6	$84.6	$40.3	$(6.0)	$165.5

NiSource Inc.

Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP

For Six Months ended June 30,

2012 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate and Other	Total
Operating Earnings (Loss)	$301.1	$230.2	$108.3	$(2.1)	$637.5

Net Revenues:
Weather (compared to normal)	(42.2)	—	5.2	—	(37.0)
Unregulated natural gas marketing business	—	—	—	3.9	3.9

Total Impact—Net Revenues	(42.2)	—	5.2	3.9	(33.1)

Operating Expenses
Legal reserve adjustment	—	—	3.1	—	3.1
Unregulated natural gas marketing business	—	—	—	(2.8)	(2.8)
Loss (Gain) on sale of assets and asset impairments	—	(0.1)	—	3.4	3.3

Total Impact—Operating Expenses	—	(0.1)	3.1	0.6	3.6

Total Impact—Operating (Loss )Income	$(42.2)	$(0.1)	$8.3	$4.5	$(29.5)

Operating Income—GAAP	$258.9	$230.1	$116.6	$2.4	$608.0

2011 (in millions)	Gas Distribution	Gas Transmission and Storage	Electric	Corporate	Total
Operating Earnings (Loss)	$285.9	$203.0	$87.1	$(9.5)	$566.5

Net Revenues:
Weather (compared to normal)	2.2	—	3.8	—	6.0
Unregulated natural gas marketing business	—	—	—	3.4	3.4

Total Impact—Net Revenues	2.2	—	3.8	3.4	9.4

Operating Expenses
Unregulated natural gas marketing business	—	—	—	(3.4)	(3.4)
Loss on sale of assets and asset impairments	—	—	—	(0.6)	(0.6)

Total Impact—Operating Expenses	—	—	—	(4.0)	(4.0)

Total Impact—Operating Income (Loss)	$2.2	$—	$3.8	$(0.6)	$5.4

Operating Income (Loss)—GAAP	$288.1	$203.0	$90.9	$(10.1)	$571.9

NiSource Inc.

Consolidated Income Statement (GAAP)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Net Revenues
Gas Distribution	$282.6	$500.4	$1,156.3	$1,872.4
Gas Transportation and Storage	356.2	307.3	765.4	710.3
Electric	377.1	349.2	729.7	695.7
Other	32.8	71.4	56.0	181.5

Gross Revenues	1,048.7	1,228.3	2,707.4	3,459.9
Cost of Sales (excluding depreciation and amortization)	241.1	462.5	871.4	1,633.4

Total Net Revenues	807.6	765.8	1,836.0	1,826.5

Operating Expenses
Operation and maintenance	394.3	400.3	799.7	829.6
Depreciation and amortization	148.0	134.5	294.1	268.8
Impairment and (gain)/loss on sale of assets, net	(1.5)	—	(3.1)	0.7
Other taxes	66.7	67.8	153.5	160.8

Total Operating Expenses	607.5	602.6	1,244.2	1,259.9

Equity Earnings in Unconsolidated Affiliates	8.5	2.3	16.2	5.3

Operating Income	208.6	165.5	608.0	571.9

Other Income (Deductions)
Interest expense, net	(103.2)	(94.4)	(206.5)	(184.2)
Other, net	2.8	0.6	3.1	3.9

Total Other Deductions	(100.4)	(93.8)	(203.4)	(180.3)

Income from Continuing Operations before Income Taxes	108.2	71.7	404.6	391.6
Income Taxes	37.7	30.9	140.6	141.7

Income from Continuing Operations	70.5	40.8	264.0	249.9

Loss from Discontinued Operations—net of taxes	(1.1)	(0.6)	(1.2)	(0.2)

Net Income	$69.4	$40.2	$262.8	$249.7

Basic Earnings Per Share
Continuing operations	$0.25	$0.14	$0.93	$0.89
Discontinued operations	—	—	—	—

Basic Earnings Per Share	$0.25	$0.14	$0.93	$0.89

Diluted Earnings Per Share
Continuing operations	$0.23	$0.14	$0.89	$0.87
Discontinued operations	—	—	—	—

Diluted Earnings Per Share	$0.23	$0.14	$0.89	$0.87

Dividends Declared Per Common Share	$0.24	$0.23	$0.70	$0.69

Basic Average Common Shares Outstanding	284.4	280.2	283.6	279.8
Diluted Average Common Shares	295.8	287.1	294.6	286.2

NiSource Inc.

Consolidated Balance Sheets (GAAP)

(unaudited)

(in millions)	June 30, 2012	December 31, 2011
ASSETS
Property, Plant and Equipment
Utility Plant	$20,888.6	$20,337.8
Accumulated depreciation and amortization	(8,882.8)	(8,670.2)

Net utility plant	12,005.8	11,667.6

Other property, at cost, less accumulated depreciation	143.2	132.5

Net Property, Plant and Equipment	12,149.0	11,800.1

Investments and Other Assets
Assets of discontinued operations and assets held for sale	0.2	0.2
Unconsolidated affiliates	211.5	204.7
Other investments	156.8	150.9

Total Investments and Other Assets	368.5	355.8

Current Assets
Cash and cash equivalents	52.8	11.5
Restricted cash	85.0	160.6
Accounts receivable (less reserve of $42.2 and $30.5, respectively)	553.3	854.8
Income tax receivable	0.7	0.9
Gas inventory	252.9	427.6
Underrecovered gas and fuel costs	1.9	20.7
Materials and supplies, at average cost	99.5	87.6
Electric production fuel, at average cost	75.7	50.9
Price risk management assets	120.0	137.2
Exchange gas receivable	42.7	64.9
Regulatory assets	192.9	169.7
Prepayments and other	274.2	261.8

Total Current Assets	1,751.6	2,248.2

Other Assets
Price risk management assets	90.3	188.7
Regulatory assets	1,899.2	1,978.2
Goodwill	3,677.3	3,677.3
Intangible assets	292.1	297.6
Postretirement and postemployment benefits assets	38.3	31.5
Deferred charges and other	143.1	130.9

Total Other Assets	6,140.3	6,304.2

Total Assets	$20,409.4	$20,708.3

NiSource Inc.

Consolidated Balance Sheets (continued) (GAAP)

(unaudited)

(in millions, except share amounts)	June 30, 2012	December 31, 2011
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 284,767,362 and 281,853,571 shares issued and outstanding, respectively	$2.9	$2.8
Additional paid-in capital	4,221.0	4,167.7
Retained earnings	980.9	917.0
Accumulated other comprehensive loss	(59.0)	(59.7)
Treasury stock	(40.5)	(30.5)

Total Common Stockholders’ Equity	5,105.3	4,997.3
Long-term debt, excluding amounts due within one year	6,806.9	6,267.1

Total Capitalization	11,912.2	11,264.4

Current Liabilities
Current portion of long-term debt	766.9	327.3
Short-term borrowings	327.6	1,359.4
Accounts payable	292.1	434.8
Dividends payable	68.3	—
Customer deposits and credits	201.8	313.6
Taxes accrued	185.5	220.9
Interest accrued	116.6	111.9
Overrecovered gas and fuel costs	84.1	48.9
Price risk management liabilities	132.7	167.8
Exchange gas payable	101.4	168.2
Deferred revenue	10.0	10.1
Regulatory liabilities	93.3	112.0
Accrued liability for postretirement and postemployment benefits	26.6	26.6
Legal and environmental reserves	35.6	43.9
Other accruals	219.8	301.0

Total Current Liabilities	2,662.3	3,646.4

Other Liabilities and Deferred Credits
Price risk management liabilities	45.6	138.9
Deferred income taxes	2,730.5	2,541.9
Deferred investment tax credits	26.9	29.0
Deferred credits	85.0	78.9
Accrued liability for postretirement and postemployment benefits	939.4	953.8
Regulatory liabilities and other removal costs	1,615.7	1,663.9
Asset retirement obligations	149.7	146.4
Other noncurrent liabilities	242.1	244.7

Total Other Liabilities and Deferred Credits	5,834.9	5,797.5

Total Capitalization and Liabilities	$20,409.4	$20,708.3

NiSource Inc.

Statements of Consolidated Cash Flows (GAAP)

(unaudited)

Six Months Ended June 30, (in millions)	2012	2011
Operating Activities
Net Income	$262.8	$249.7
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	294.1	268.8
Net changes in price risk management assets and liabilities	(20.1)	15.3
Deferred income taxes and investment tax credits	129.0	135.9
Deferred revenue	(0.1)	(2.6)
Stock compensation expense and 401(k) profit sharing contribution	19.7	17.2
Gain on sale of assets	(3.1)	—
Loss on impairment of assets	—	0.7
Income from unconsolidated affiliates	(14.9)	(4.4)
Loss from discontinued operations—net of taxes	1.2	0.2
Amortization of debt related costs	4.7	4.2
AFUDC equity	(3.0)	(1.9)
Distributions of earnings received from equity investees	17.2	9.9
Changes in Assets and Liabilities:
Accounts receivable	305.2	434.6
Income tax receivable	0.2	97.8
Inventories	133.6	13.7
Accounts payable	(147.5)	(250.4)
Customer deposits and credits	(111.7)	(134.9)
Taxes accrued	(34.8)	(41.2)
Interest accrued	4.7	—
Overrecovered gas and fuel costs	54.1	221.3
Exchange gas receivable/payable	(44.7)	(166.2)
Other accruals	(92.8)	(26.3)
Prepayments and other current assets	35.2	20.6
Regulatory assets/liabilities	7.3	23.4
Postretirement and postemployment benefits	(12.6)	(118.9)
Deferred credits	8.5	6.3
Deferred charges and other noncurrent assets	(18.3)	12.1
Other noncurrent liabilities	(1.1)	(4.8)

Net Operating Activities from Continuing Operations	772.8	780.1
Net Operating Activities used for Discontinued Operations	(1.0)	(44.1)

Net Cash Flows from Operating Activities	771.8	736.0

Investing Activities
Capital expenditures	(619.5)	(445.0)
Proceeds from disposition of assets	2.2	9.4
Restricted cash withdrawals	75.9	48.3
Contributions to equity investees	(7.6)	(0.1)
Other investing activities	(19.9)	(36.0)

Net Cash Flow used for Investing Activities	(568.9)	(423.4)

Financing Activities
Issuance of long-term debt	991.4	395.3
Retirement of long-term debt	(7.8)	(13.0)
Premiums and other debt related costs	(3.4)	(8.2)
Change in short-term borrowings, net	(1,031.4)	(512.2)
Issuance of common stock	30.0	7.9
Acquisition of treasury stock	(10.0)	(3.0)
Dividends paid—common stock	(130.4)	(128.7)

Net Cash Flow used for Financing Activities	(161.6)	(261.9)

Change in cash and cash equivalents from continuing operations	42.3	94.8
Cash contributions to discontinued operations	(1.0)	(44.1)
Cash and cash equivalents at beginning of period	11.5	9.2

Cash and Cash Equivalents at End of Period	$52.8	$59.9